Exhibit 99.1

Navistar International Corporation 4201 Winfield Road Warrenville, IL 60555 USA P: 630-753-5000 W: navistar.com	Curt A. Kramer Corporate Secretary and Associate General Counsel Email: curt.kramer@navistar.com DD: 630-753-3186 Fax: 630-753-3982

TO:	Executive Officers and Directors of Navistar International Corporation

DATE:	September 9, 2008

RE:	Notice of the Imposition of a Blackout Period Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”)

On December 14, 2006, Navistar International Corporation (“Navistar”) appointed Fiduciary Counselors, Inc. as the independent fiduciary of the Navistar Stock Fund under each of the following 401(k) Plans: (1) International Truck and Engine Corporation 401(k) Retirement Savings Plan; (2) International Truck and Engine Corporation Retirement Accumulation Plan; (3) International Truck and Engine Corporation 401(k) Plan for Represented Employees; and (4) IC Corporation 401(k) Plan (collectively, the “401(k) Plans” and each a “401(k) Plan”). This action was taken to ensure that decisions regarding the availability of Navistar common stock as an investment option under each 401(k) Plan are made by a fiduciary with no ties to Navistar.

Fiduciary Counselors informed Navistar that, as a result of the uncertainty caused by the absence of audited financial statements, it determined that the Navistar common stock investment option in each 401(k) Plan would be closed to new purchases effective October 3, 2007 and until further notice, and that once Navistar issues up-to-date audited financial statements, Fiduciary Counselors would review its decision and determine whether participants and beneficiaries in the 401(k) Plans should once again have the opportunity to purchase Navistar common stock through the 401(k) Plans. In its letter to 401(k) Plan participants and beneficiaries, Fiduciary Counselors stated that it will notify participants and beneficiaries in advance if Navistar common stock is going to be offered again as an investment option under the 401(k) Plans. In our letter to you dated October 5, 2007, we stated that we would notify you of Fiduciary Counselors’ decision and of the termination of the black-out trading restrictions applicable to you under Regulation BTR.

We are pleased to inform you that Fiduciary Counselors recently informed us that the Navistar common stock investment option under each 401(k) Plan would be reopened to new investments beginning on September 11, 2008. Accordingly, the end date of the Regulation BTR blackout period will be September 11, 2008.

If you have any questions concerning this notice, you should contact me or Steven K. Covey of Navistar’s Legal Department.

Curt A. Kramer

Corporate Secretary and Associate General Counsel